Free Writing Prospectus (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Index Supplement dated July 19, 2013)	Filed Pursuant to Rule 433 Registration No. 333-190038 October 3, 2013

$ Semi-Annual AutoCallable Notes due October 8, 2015 Linked to the Lesser Performing Index of the EURO STOXX 50® Index and the S&P 500® Index Global Medium-Term Notes, Series A

General

•      Senior unsecured obligations of Barclays Bank PLC maturing October 8, 2015††.

•      Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.

•      The Notes are expected to price on or about October 3, 2013* (the “pricing date”) and are expected to issue on or about October 8, 2013* (the “issue date”).

Key Terms	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement
Issuer:	Barclays Bank PLC
Final Valuation Date†:	October 5, 2015†
Maturity Date††:	October 8, 2015†
Reference Assets:

The EURO STOXX 50® Index (the “EURO STOXX 50 Index”) (Bloomberg ticker symbol “SX5E <Index>”) and the S&P 500® Index (the “S&P 500 Index”) (Bloomberg ticker symbol “SPX <Index>”).

Each of the EURO STOXX 50 Index and the S&P 500 Index are referred to herein as an “Index” and collectively as the “Indices”.

Automatic Call:

If, on any Call Valuation Date, the Closing Value of each of the Indices is equal to or greater than their respective Call Values, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the applicable Call Price payable on the applicable Call Settlement Date.

Call Valuation Dates†:	October 17, 2014, April 6, 2015 and the Final Valuation Date
Call Settlement Date:	The third Business Day after the applicable Call Valuation Date (provided that the final Call Settlement Date will be the maturity date).
Call Value:	With respect to the EURO STOXX 50 Index, 2,918.31, which is equal to 100.00% of its Initial Value. With respect to the S&P 500 Index, 1,693.87, which is equal to 100.00% of its Initial Value.
Call Price:

For every $1,000 principal amount Note, an amount equal to $1,000 plus a call premium calculated as follows:

•      16.30% x $1,000, or $163.00, if the Notes are automatically called in respect of the first Call Valuation Date

•      24.45% x $1,000, or $244.50, if the Notes are automatically called in respect of the second Call Valuation Date

•      32.60% x $1,000, or $326.00, if the Notes are automatically called in respect of the final Call Valuation Date

Payment at Maturity:

If the Notes are not automatically called pursuant to the “Automatic Call” provisions, you will receive at maturity (in each case, subject to our credit risk):

(i)                                     if the Final Value of the Lesser Performing Index is equal to or greater than its Barrier Value, a cash payment of $1,000 per $1,000 principal amount Note; and

(ii)                                  if the Final Value of the Lesser Performing Index is less than its Barrier Value, a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Index Return of the Lesser Performing Index, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 x Index Return of the Lesser Performing Index]

You may lose some or all of your principal if you invest in the Notes. If the Notes are not automatically called and the Final Value of the Lesser Performing Index is less than its Barrier Value, your Notes will be fully exposed to such decline of the Lesser Performing Index from its Initial Value to its Final Value and you will lose some or all of your principal. The payment at maturity will be based solely on the Index Return of the Lesser Performing Index and the performance of the other Index will not be taken into account for purposes of calculating any payment at maturity under the Notes.

 Any payment on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this free writing prospectus.

[Key Terms Continue on the Next Page]

	Initial Issue Price[1]	Price to Public[2]	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1.50%	98.50%
Total	$[•]	$[•]	$[•]	$[•]

1                     Our estimated value of the Notes on the pricing date, based on our internal pricing models, is expected to be between $960.40 and $979.40 per Note.  The estimated value is expected to be less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page FWP-11 of this free writing prospectus.

2                     The price to the public for any single purchase by an investor in certain trust accounts, who is not being charged the full selling concession or fee by other dealers of approximately 1.50%, is 98.50%.  The price to the public for all other purchases of Notes is 100%.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-6 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete.   Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Key Terms Continued

Index Return:	With respect to an Index, the performance of such Index from the Initial Value to the Final Value, calculated as follows: Final Value – Initial Value Initial Value
Initial Value:	With respect to the EURO STOXX 50 Index, 2,918.31, the Closing Value on October 2, 2013. With respect to the S&P 500 Index, 1,693.87, the Closing Value on October 2, 2013
Final Value:	With respect to an Index, the Closing Value of such Index on the Final Valuation Date.
Barrier Value:

With respect to the EURO STOXX 50 Index, 2,626.48, which is 90.00% of the Initial Value, rounded to the nearest hundredth

With respect to the S&P 500 Index, 1,524.48, which is 90.00% of the Initial Value, rounded to the nearest hundredth

Lesser Performing Index:	The Index with the lower Index Return, as calculated in the manner set forth above.
Closing Value:

With respect to the EURO STOXX 50 Index, the closing level of the Index published at the regular weekday close of trading on that date as displayed on Bloomberg Professional® service page “SX5E<Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

With respect to the S&P 500 Index, the closing level of the Index published at the regular weekday close of trading on that date as displayed on Bloomberg Professional® service page “SPX <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing level of an Index will be based on the alternate calculation of the Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-102 of the accompanying Prospectus Supplement.

Business Day:

Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London generally, are authorized or obligated by law or executive order to close.

Reference Asset Business Day:

A day that is a scheduled trading day with respect to each of the Indices.

The term “scheduled trading day”, with respect to an Index, has the meaning set forth under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06741TS57 / US06741TS575

†                    Subject to postponement in the event of a Market Disruption Event with respect to either Index, as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement and under “Selected Purchase Considerations” in this free writing prospectus.

††                Subject to postponement in the event of a Market Disruption Event with respect to either Index, as described under “Terms of the Notes—Maturity Date” in the prospectus supplement and under “Selected Purchase Considerations” in this free writing prospectus.

*                    Expected.  In the event we make any change to the expected pricing date and issue date, the Call Valuation Dates and/or maturity date may be changed so that the stated term of the Notes remains the same.

JPMorgan Placement Agent

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the index supplement dated July 19, 2013, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering.  Buyers should rely upon the prospectus, prospectus supplement, index supplement and any relevant free writing prospectus or pricing supplement for complete details.  You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430).  A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue —Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus.  We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•                  Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•                  Index Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257.  As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

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HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE UPON AUTOMATIC CALL OR AT MATURITY

The following examples demonstrate the how the payment (if any) upon early redemption or maturity of the Notes will be calculated under various circumstances. The numbers set forth in the following examples have been rounded for eases of reference and do not relate to the actual Closing Value of either Index on any Call Valuation Date. We cannot predict the Closing Value of either Index on any such date. The following examples do not take into account any tax consequences of investing in the Notes.

In addition, these examples make the following key assumptions:

•	Investor purchases $1,000 principal amount of Notes on the pricing date at the initial public offering price and holds the Notes to maturity if the Notes are not automatically called.

•	No market disruption events or events of default occur during the term of the Notes.

•	Hypothetical Initial Value of the EURO STOXX 50 Index: 2,918.31

•	Hypothetical Initial Value of the S&P 500 Index: 1,693.87

•	Barrier Value of the EURO STOXX 50 Index: 2,626.48, or 90.00% of the hypothetical Initial Value set forth above (rounded to two decimal places)

•	Barrier Value of the S&P 500 Index: 1,524.48, or 90.00% of the hypothetical Initial Value set forth above (rounded to two decimal places)

•	Call Value of EURO STOXX 50 Index: 2,918.31, which is 100% of the hypothetical Initial Value set forth above

•	Call Value of S&P 500 Index: 1,693.87 , which is 100% of the hypothetical Initial Value set forth above

•

Call Price per $1,000 principal amount Note: $1,163.00 (if called on the first Call Valuation Date), $1,244.50 (if called on the second Call Valuation Date) and $1,326.00 (if called on the final Call Valuation Date)

Examples Where the Notes are Automatically Called on the First or Second Call Valuation Date

Example 1: The Notes are automatically called on the first Call Valuation Date.

	Closing Value on First Call Valuation Date	Closing Value on Second Call Valuation Date	Final Value
EURO STOXX 50 Index	3,356.06	N/A	N/A
S&P 500 Index	1,863.26	N/A	N/A

Because the Closing Value of each Index is above its respective Call Value on the first Call Valuation Date, the Notes are automatically called and you will receive on the applicable Call Settlement Date a cash payment per $1,000 principal amount Note equal to $1,163.00 calculated as follows:

$1,000 + [$1,000 x 16.30%] = $1,163.00

The return on investment of the Notes is 16.30%.

After the Notes are redeemed, they will no longer remain outstanding and you will not receive any further payments regardless of the value of either Index at any time after the Call Settlement Date.

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Example 2: The Notes are automatically called on the second Call Valuation Date.

	Closing Value on First Call Valuation Date	Closing Value on Second Call Valuation Date	Final Value
EURO STOXX 50 Index	2,772.39	3,356.06	N/A
S&P 500 Index	1,778.56	1,863.26	N/A

Because the Closing Value of at least one Index is not above its respective Call Value on the first Call Valuation Date, the Notes are not automatically called in respect of the first Call Valuation Date. Because, however, the Closing Value of each Index is above its respective Call Value on the second Call Valuation Date, the Notes are automatically called and you will receive on the applicable Call Settlement Date a cash payment per $1,000 principal amount Note equal to $1,244.50 calculated as follows:

$1,000 + [$1,000 x 24.45%] = $1,244.50

The return on investment of the Notes is 24.45%.

After the Notes are redeemed, they will no longer remain outstanding and you will not receive any further payments regardless of the value of either Index at any time after the Call Settlement Date.

Examples Where the Notes Are Not Automatically Called on the First or Second Call Valuation Dates

The following table and examples are based upon the assumptions set forth above and further assume that the Notes have not been called on the first or second Call Valuation Date. These examples demonstrate hypothetical examples of amounts payable on the Notes at maturity given these assumptions.

Final Value of the EURO STOXX 50 Index	Final Value of the S&P 500 Index	Index Return of the EURO STOXX 50 Index	Index Return of the S&P 500 Index	Index Return of Lesser Performing Index	Payment at Maturity (per $1,000 principal amount Note)
4,377.47	2,710.19	50.00%	60.00%	50.00%	$1,326.00
4,231.55	2,371.42	45.00%	40.00%	40.00%	$1,326.00
3,793.80	2,540.81	30.00%	50.00%	30.00%	$1,326.00
3,501.97	2,117.34	20.00%	25.00%	20.00%	$1,326.00
3,356.06	1,863.26	15.00%	10.00%	10.00%	$1,326.00
3,210.14	1,693.87	10.00%	0.00%	0.00%	$1,326.00
2,772.39	1,778.56	-5.00%	5.00%	-5.00%	$1,000.00
3,210.14	1,524.48	10.00%	-10.00%	-10.00%	$1,000.00
2,772.39	1,355.10	-5.00%	-20.00%	-20.00%	$800.00
2,772.39	1,185.71	-5.00%	-30.00%	-30.00%	$700.00
1,750.99	1,355.10	-40.00%	-20.00%	-40.00%	$600.00
3,064.23	846.94	5.00%	-50.00%	-50.00%	$500.00
1,167.32	1,185.71	-60.00%	-30.00%	-60.00%	$400.00
3,210.14	508.16	10.00%	-70.00%	-70.00%	$300.00
583.66	1,355.10	-80.00%	-20.00%	-80.00%	$200.00
291.83	1,355.10	-90.00%	-20.00%	-90.00%	$100.00
0.00	1,609.18	-100.00%	-5.00%	-100.00%	$0.00

Example 3: The Final Value of the EURO STOXX 50 Index is 3,356.06 and the Final Value of the S&P 500 Index is 1,863.26. Because the Closing Value of each Index is equal to or greater than its respective Call Value on the final Call Valuation Date (the Final Valuation Date), the Notes are automatically called and you will receive on the maturity date a cash payment per $1,000 principal amount Note equal to $1,326.00, calculated as follows:

$1,000 + [$1,000 x 32.60%] = $1,326.00

The return on investment of the Notes is 32.60%.

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Example 4: The Final Value of the EURO STOXX 50 Index is 3,210.14 and the Final Value of the S&P 500 Index is 1,524.48. Because the Final Value of the S&P 500 Index is below its Call Value of 1,693.87, the Notes are not automatically called on the final Call Valuation Date. Because the Index Return of the S&P 500 Index of -10.00% is lower than the Index Return of the EURO STOXX 50 Index of 10.00%, the S&P 500 Index is the Lesser Performing Index.

Because the Final Value of the Lesser Performing Index is not less than its Barrier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

The return on investment of the Notes is 0.00%.

Example 5: The Final Value of the EURO STOXX 50 Index is 3,064.23 and the Final Value of the S&P 500 Index is 846.94. Because the Final Values of the S&P 500 Index is less than its Call Value, the Notes are not automatically called on the final Call Valuation Date. Because the Index Return of the S&P 500 Index of -50.00% is lower than the Index Return of the EURO STOXX 50 Index of 5.00%, the S&P 500 Index is the Lesser Performing Index.

Because the Final Value of the Lesser Performing Index is less than its Barrier Value, you will receive a payment at maturity of $500.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Index Return of Lesser Performing Index]

$1,000 + [$1,000 x -50.00%] = $500.00

The return on investment of the Notes is- 50.00%.

Example 6: The Final Value of the EURO STOXX 50 Index is 1,167.32 and the Final Value of the S&P 500 Index is 1,185.71. Because the Final Values of both Indices are less than their respective Call Values, the Notes are not automatically called on the final Call Valuation Date. Because the Index Return of the EURO STOXX 50 Index of -60.00% is lower than the Index Return of the S&P 500 Index of -30.00%, the EURO STOXX 50 Index is the Lesser Performing Index.

Because the Final Value of the Lesser Performing Index is less than its Barrier Value, you will receive a payment at maturity of $400.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Index Return of Lesser Performing Index]

$1,000 + [$1,000 x –60.00%] = $400.00

The return on investment of the Notes is - 60.00%.

Examples 5 and 6 above demonstrate that if the Notes are not automatically called and if the Final Value of the Lesser Performing Index is less than its Barrier Value, your investment in the Notes will be fully exposed to the negative performance of the Lesser Performing Index and you will lose some or all of your principal. Example 5 demonstrates that the Notes will be fully exposed to the negative performance of the Lesser Performing Index if its Final Value is less than its Barrier Value, even if the Index Return of the other Index is positive. Example 6 further demonstrates that if the Final Value of both Indices are below their Barrier Values, your payment at maturity will be based solely on the Index Return of the Lesser Performing Index, and your loss will not be mitigated in any way by virtue of the fact that the Index Return of the other Index was higher than that of the Lesser Performing Index.

If the Notes are not called in respect of the first or second Call Valuation Date, you may lose up to 100% of your investment in the Notes.

SELECTED PURCHASE CONSIDERATIONS

•                  Market Disruption Events—The Call Valuation Dates, any Call Settlement Dates and the maturity date are subject to adjustment in the event of a Market Disruption Event with respect to either Index.   If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Index on the relevant Call Valuation Date, the relevant Call Valuation Date will be postponed.  If such postponement occurs, the Closing Values of the Indices for the relevant Call Valuation Date will be determined using the Closing Values of the Indices on the first following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing in respect of either Index.  In no event, however, will the relevant Call Valuation Date be postponed by more than five days that would have been a Reference Asset Business Days but

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for the occurrence of a Market Disruption Event.  If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Index on such fifth day, the Calculation Agent will determine the Closing Value of either Index unaffected by such Market Disruption Event using the Closing Value of such Index on such fifth day, and will make an estimate of the Closing Value of either Index affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event.  In the event that a Call Valuation Date (including the Final Valuation Date) is postponed, the related Call Settlement Date (or maturity date, as applicable) will be the third Business Day following the Call Valuation Date, as postponed.

For a description of what constitutes a Market Disruption Event with respect to either Index, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

•                  Adjustments to the Indices—The payment you will receive on any Call Settlement Date or at maturity may subject to adjustment in certain circumstances.  For a description of adjustments that may affect the Indices, see “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement

•                  Exposure to the European Equities Underlying the EURO STOXX 50 Index and the U.S. Equities of the S&P 500 Index—The “automatic call” feature and any return on the Notes is linked to the performance of the EURO STOXX 50 Index and the S&P 500 Index.  The S&P 500 consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The EURO STOXX 50 Index is comprised of fifty European blue-chip companies from within the Eurozone portion of the STOXX 600 Supersector indices. For additional information about the Indices, please see “Description of the Indices” in this free writing prospectus.

•                  Material U.S Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled derivative contract with respect to the Reference Assets.  If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments.  If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes.  Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Assets that is issued by you to us.  You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward

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Contracts or Derivative Contracts” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Index.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•                  “Risk Factors—Risks Relating to All Securities”;

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•                  “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•                  “Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise);

•                  “Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”; and

•                  “Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Value”.

In addition to the risks described above, you should consider the following:

•                  Your Investment in the Notes May Result in Significant Loss; You May Lose Up to 100% of the Principal Amount of Your Notes—If the Notes are not called pursuant to the “Automatic Call” provisions and the Final Value of the Lesser Performing Index is less its Barrier Value, your investment will be fully exposed to the decline in the performance of the Lesser Performing Index and you will lose some or all of the principal amount of your Notes.

•                  Your Gain, if Any, on the Notes is limited to the Applicable Call Premium—If the Notes are automatically called pursuant to the “Automatic Call” provisions in respect of a Call Valuation Date, you will receive on the applicable Call Settlement Date a payment per $1,000 principal amount equal to the applicable Call Price, as described above in this free writing prospectus. You will not participate in any appreciation of either Index above the percentage represented by the applicable call premium.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.   In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  The Notes are Subject to Currency Exchange Rate Risk —The component stocks of the EURO STOXX 50 Index are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Notes will be exposed to currency exchange rate risk with respect to the currencies in which the stocks comprising the EURO STOXX 50 Index are denominated. Currency exchange rates may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. If the value of the currencies in which the stocks comprising the EURO STOXX 50 Index are denominated decline relative to the U.S. dollar, the level of such Index will be adversely affected, and therefore the value of and amounts payable under the Notes.

•                  Non-U.S. Securities Markets Risks—The component stocks of the EURO STOXX 50 Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the EURO STOXX 50 Index, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of the component stocks of the EURO STOXX 50 Index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of such component stocks may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•                  Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this free writing prospectus, the Notes will be automatically called if the Closing Value of each Index on a Call Valuation Date is equal to or greater than its applicable Call Value on such date as described above. In such an event, you may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No more interest or call premium will accrue or be payable after the relevant Call Settlement Date.  The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.  It may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes.

•                  Whether or Not the Notes Will be Automatically Called Prior to Will Not be Based on the Price or Level of either Index at Any Time Other than the Closing Values of the Indices on the applicable Call Valuation Date—Whether or not the Notes are automatically called pursuant to the “Automatic Call” provisions will be based solely on the Closing Values

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of the Indices on the Call Valuation Dates.  Accordingly, if the level of either or both Indices dropped on any Call Valuation Date such that the Closing Value of such Index falls below the applicable Call Value, your Notes will not be called on the relevant Call Valuation Date.

•                  If Your Notes Are Not Called Pursuant to the “Automatic Call” Provisions, the Payment at Maturity on Your Notes will be Based Solely on the Index Return of the Lesser Performing Index, Which Will Be Based Solely on the Closing Value of the Lesser Performing Index on the Final Valuation Date—If the Notes are not automatically called, the determination of the Index Return of the Lesser Performing Index and, therefore, the payment at maturity will not be made based on any values of the Indices other than the Final Value of the Lesser Performing Index. Therefore, if the Notes are not automatically called and if the closing level of the Lesser Performing Index drops precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes will be significantly less than it would otherwise have been had such payment been linked to the values of the Indices prior to such drop.

If the level of the Lesser Performing Index falls on the Final Valuation Date such that its Final Value is below its Barrier Value, your Notes will be fully exposed to the decline of the Lesser Performing Index from its Initial Value to its Final Value and you will lose some or all of the principal amount of your Notes, regardless of the level of either Index at any other time during the term of the Notes.

•                  No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities comprising either Index would have.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market.  The estimated value of your Notes on the pricing date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes.  The estimated value of your Notes on the pricing date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions.  The estimated value of your Notes on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes. The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                  The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes.  Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the pricing date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

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•                  We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest. We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.  Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments.  We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.  Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes.  Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes.  Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•                  Additional Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Taxes— The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity.  The outcome of this process is uncertain.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the closing levels of the Indices on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o                 the expected volatility of the Indices;

o                 the time to maturity of the Notes;

o                 the market price and dividend rate on the common stocks underlying the Indices;

o                 interest and yield rates in the market generally;

o                 a variety of economic, financial, political, regulatory or judicial events;

o                 supply and demand for the Notes; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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DESCRIPTION OF THE INDICES

The EURO STOXX 50 Index

As noted above, the Euro STOXX 50 Index is comprised of fifty European blue-chip companies from within the Eurozone portion of the STOXX 600 Supersector indices. For more information about the EURO STOXX 50 Index, see “Non-Proprietary Indices—Equity Indices—EURO STOXX 50® Index” in the accompanying index supplement.

Historical Information

The following graph sets forth the historical performance of the EURO STOXX 50 Index based on the daily Closing Value from January 1, 2008 through October 2, 2013.  The Closing Value on October 2, 2013 was 2,918.31.

We obtained the Closing Values below from Bloomberg, L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Value on any Call Valuation Date or the Final Valuation Date.  We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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S&P 500 Index

As noted above, the Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  For additional information about the Index, see “Information Regarding the Index” below and “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

Historical Information

The following graph sets forth the historical performance of the S&P 500 Index based on the daily Closing Value from January 1, 2008 through October 2, 2013.  The Closing Value on October 2, 2013 was 1,693.87.

We obtained the Closing Values below from Bloomberg, L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Value on any Call Valuation Date or the Final Valuation Date.  We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Additional Information Regarding Our Estimated Value of the Notes

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public (the “pricing date”) based on prevailing market conditions on the pricing date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the pricing date is based on our internal funding rates.  Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the pricing date is expected to be less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the pricing date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately three months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page FWP-6 of this free writing prospectus.

You may revoke your offer to purchase the Notes at any time prior to the pricing date.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their pricing date.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

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Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMorgan Securities LLC will act as placement agents for the Notes pursuant to separate placement agency agreements with the issuer and will receive a fee pursuant to its agreement that will not exceed $15.00 per $1,000 principal amount Note. JPMorgan Securities LLC may act on behalf of an affiliate and may reallow all or a portion of fees received in connection with the distribution of the Notes to such affiliate.

ADDITIONAL INFORMATION

If the reference asset is (a) a security or other financial instrument admitted to trading on a trading venue in the European Union (other than a security or other financial instrument whose principal trading venue is located outside the European Union), (b) a derivative relating to such a security or financial instrument (or to the issuer of such a security or financial instrument) or (c) a debt instrument issued by the European Union or any of its member states or any sovereign issuer that is an instrumentality or political sub-division of the European Union or any of its member states, or any derivative relating thereto (any of (a), (b) or (c) being a “European Financial Instrument”), or if the Reference Asset is an index, basket of securities or interest in an exchange traded fund or similar entity which includes one or more European Financial Instruments, then as a holder of the Notes, you may be deemed to have an indirect interest in those underlying European Financial Instruments for purposes of EU Regulation No 26/2012 of 14 March 2012 on short selling and certain aspects of credit default swaps (the “EU Short Selling Regulation”).  Subject to certain exceptions, the EU Short Selling Regulation prohibits investors, wherever located, from directly or indirectly making uncovered short sales of European Financial Instruments or European sovereign credit default swaps.  The EU Short Selling Regulation also requires investors, wherever located, who hold directly or indirectly a net short position in European Financial Instruments to comply with certain notification and disclosure obligations depending on the size of their net short position.  You should consult with your own legal advisers regarding any investment in the Notes, as you may need to consider your investment in the Notes for purposes of compliance with the EU Short Selling Regulation.

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